CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors of:
INNER MONGOLIA YONGYE BIOTECHNOLOGY CO., LTD.

We consent to the use, in connection with the Form 8-K current report dated as of April 22, 2008, of Yongye Biotechnology International, Inc., of our report dated January 25, 2008, relating to the balance sheet of Inner Mongolia Yongye Biotechnology Co., Ltd. as of December 31, 2007 and the related statement of operations and comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2007 and 2006.

Patrizio & Zhao, LLC

PATRIZIO & ZHAO, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
April 22, 2008